FOR IMMEDIATE RELEASE
Ciena Announces Intent to Acquire Packet Design

Enhances Blue Planet intelligent automation platform with IP capabilities critical in building more adaptive networks

HANOVER, Md. - May 31, 2018 - Ciena® Corporation (NYSE: CIEN) has entered into a definitive agreement to acquire privately-held Packet Design, LLC, a provider of network performance management software focused on Layer 3 network optimization, topology and route analytics.

The acquisition of Packet Design will help accelerate Ciena’s Blue Planet software strategy by extending its intelligent automation capabilities beyond Layers 0-2 and into IP with critical new capabilities to help customers optimize service delivery and maximize network utilization. Specifically, the combination of the Blue Planet software platform and Packet Design’s performance analytics and service path computation capabilities will form a unique, micro-services-based platform that delivers real-time analytics, optimization and orchestration capabilities to support the broadest range of closed-loop automation use cases across multi-layer, multi-vendor networks.

“Blue Planet is already one of the premier brands in the network automation space. The addition of Packet Design will enhance our position by enabling customers to realize networks that are more adaptive - capable of self-optimizing and self-healing for faster time-to-market for new services, more efficient and lower cost network operations, and the ability to deliver an overall better customer experience,” said Rick Hamilton, senior vice president of Global Software and Services at Ciena.

The transaction is expected to close during Ciena’s fiscal third quarter 2018 and is subject to customary closing conditions.

About Ciena
Ciena (NYSE: CIEN) is a network strategy and technology company. We translate best-in-class technology into value through a high-touch, consultative business model - with a relentless drive to create exceptional experiences measured by outcomes. For updates on Ciena, follow us on Twitter @Ciena, LinkedIn, the Ciena Insights blog, or visit www.ciena.com.

Note to Ciena Investors
You are encouraged to review the Investors section of our website, where we routinely post press releases, SEC filings, recent news, financial results, and other announcements. From time to time we exclusively post material information to this website along with other disclosure channels that we use. This press release contains certain forward-looking statements that are based on our current expectations, forecasts, information and assumptions. These statements involve inherent risks and uncertainties. Actual results or outcomes may differ materially from those stated or implied, because of risks and uncertainties, including those detailed in our most recent annual and quarterly reports filed with the SEC. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies and can be identified by words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. Ciena assumes no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.